                                                                    EXHIBIT 2.1




                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT, dated as of September 14, 1996 (the "Agreement") is by and among PARKER DRILLING COMPANY, a Delaware corporation ("Parker") and ENERGY VENTURES, INC., a Delaware corporation ("EVI"). Parker and EVI are referred to collectively herein as the "Parties," and each individually as a "Party." EXHIBIT A sets forth the definitions of certain terms used herein.

                                   RECITALS:

         WHEREAS, EVI beneficially and of record owns all of the outstanding capital stock of Mallard Bay Drilling, Inc., a Louisiana corporation ("Mallard"), which is engaged in the contract drilling business;

         WHEREAS, subject to and in accordance with the terms of this Agreement, Parker wishes to purchase from EVI, and EVI wishes to sell to Parker, all of the outstanding shares of capital stock of Mallard; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties, and covenants made by each to the other as an inducement to the consummation of the purchase and sale of the shares of the capital stock of Mallard;

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1.      PURCHASE AND SALE OF MALLARD STOCK.

         (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, Parker agrees to purchase from EVI, and EVI agrees to sell to Parker, all of the issued and outstanding shares of capital stock of Mallard for the consideration specified in this Section 1.

         (b) PURCHASE PRICE. Parker agrees to deliver to EVI at the Closing (as defined below) (i) the Estimated Amount (as defined below) in cash by wire transfer into an account designated by EVI at least one business day before Closing, and (ii) a number of shares of a newly created series of preferred stock of Parker, par value $1.00 per share, which shall be designated the "Parker Series D Convertible Preferred Stock" ("Series D Preferred Stock") with a Market Value of $25,000,000. The form of certificate of designations of the Series D Preferred Stock is attached hereto as EXHIBIT B. For purposes of this Agreement, the "Market Value" of the Series D Preferred Stock shall equal the average of the last reported sales price on the New York Stock Exchange composite index for the common stock, par value $.16 2/3 per share, of Parker ("Parker Common Stock") for the ten trading days ending two Business Days before the Closing Date (as defined below). The cash payment and shares of Series D Preferred Stock to be delivered to EVI, by Parker at the Closing pursuant to this Section 1(b) are referred to collectively herein as the "Purchase Price." The "Estimated Amount" shall mean $313,000,000 plus or minus the Estimated Adjustment. The "Estimated Adjustment" shall be an amount equal to the difference between $161,901,000 and the estimated Net Assets (as defined in Section 1(f)(1)) as of the Closing Date based on the latest available balance sheet ("Pre-Closing Balance Sheet") for the Contract Drilling Business (as defined below) prepared in accordance with GAAP and on the same basis as the Most Recent Balance Sheet (as defined in Section 2(e)(3)). EVI shall advise Parker of the amount of the Estimated Amount no later than five Business Days prior to the Closing Date and shall provide to Parker a copy of the Pre-Closing Financial Statements and the calculations used by EVI in arriving at the Estimated Amount.

         (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., Suite 2300, 1001 Fannin, Houston, Texas 77002-6760, commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

         (d) DELIVERIES AT THE CLOSING. At the Closing, (i) EVI will deliver to Parker the various certificates, instruments, and documents referred to in Section 6(a), (ii) Parker will deliver to EVI the various certificates, instruments, and documents referred to in Section 6(b), (iii) EVI will deliver to Parker stock certificates representing all of the issued and outstanding shares of capital stock of Mallard, endorsed in blank or accompanied by duly executed stock powers, and (iv) Parker will deliver to EVI the consideration specified in Section 1(b).

         (e) TAKING OF NECESSARY ACTION; FURTHER ACTION. The Parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated hereby as promptly as possible. If, at any time after the Closing Date, any such further action is necessary to carry out the purposes of this Agreement, EVI shall, and shall direct its representatives to, take all such lawful and necessary action.

         (f) ADJUSTMENTS TO THE PURCHASE PRICE. Parker and EVI agree that in the event that the Net Assets (as defined and subject to the adjustments described below) attributable to the contract drilling business and related operations of Mallard and the other subsidiaries of EVI on a combined basis (the "Contract Drilling Business") as of the Closing Date are greater or lesser than $161,901,000, the Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the difference between the actual Net Assets and $161,901,000, in the manner set forth herein.

                 (1) On or before a date that is 90 days following the Closing (or the next Business Day if such day is not a Business Day), Parker will prepare and deliver to EVI a statement (the "Closing Balance Sheet") showing the actual amount of assets and liabilities attributable to the Contract Drilling Business as of the Closing Date, prepared in accordance with GAAP and on the same basis as the Most Recent Balance Sheet. For




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         purposes of this Agreement, "Net Assets" shall mean the difference between (i) total assets excluding any intercompany receivables, and
         (ii) total liabilities excluding any intercompany liabilities (other than those for drill pipe, tubulars and related products purchased after the date hereof in the Ordinary Course of Business at arm's-length market prices) and deferred income tax liabilities, each prepared in accordance with GAAP and on the same basis as the Most Recent Balance Sheet; provided, however, that the following adjustments shall be made in the calculation of Net Assets on the Closing Balance Sheet: the amount of assets shall be decreased by the book value of the upgrade to Rig 74 contemplated by Section 4(l) hereof or funds advanced in respect thereof. In addition, the Parties agree that to the extent the carrying value of the total assets is overstated or the carrying value of the total liabilities is understated on the Most Recent Balance Sheet, no adjustment to such values shall be made in the Closing Balance Sheet unless the aggregate value of such revisions to the carrying value of the assets and liabilities on the Most Recent Balance Sheet exceeds $2,500,000, and in such case only to the extent that such revisions exceed $2,500,000.

                 (2) Within 30 days following delivery of the Closing Balance Sheet, EVI shall notify Parker whether it agrees with such statement; provided, however, that if EVI shall fail to so notify Parker within such 30-day period, EVI shall be deemed to have agreed with such statements. If EVI disagrees with such statements, EVI and Parker shall work in good faith to reach agreement on such statements; but if they shall not agree within 10 days the matter will be referred to one of the "Big Six" independent public accounting firms as EVI and Parker may mutually agree, the costs of which shall be borne equally by EVI and Parker. Such accountants shall examine the records of the Contract Drilling Business and determine the disputed Closing Balance Sheet items within 30 days following the date such matter is referred to them, and such determination shall be final and binding on Parker and EVI, and may be enforced by appropriate judicial or other proceedings.

                 (3) If, as so determined, the Net Assets reflected on the Closing Balance Sheet exceed $161,901,000, then Parker will within ten Business Days of such determination make a cash payment to EVI in an amount equal to the excess of the amount of the Net Assets over $161,901,000, as an adjustment to the Purchase Price. If the Net Assets as reflected on the Closing Balance Sheet are less than $161,901,000, then EVI shall within ten Business Days of such determination make a cash payment to Parker in an amount equal to the excess of $161,901,000 over the Net Assets on such date, as an adjustment to the Purchase Price. The amount of any Estimated Adjustment paid shall be credited against any amount payable pursuant to this paragraph (3).

         2. REPRESENTATIONS AND WARRANTIES OF EVI. EVI represents and warrants to Parker that the statements contained in this Section 2 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 2, except for representations that are made effective as of a specific date, which shall be true, correct and complete as of such date), except as set forth in the Schedule applicable to such representation and warranty contained in the disclosure schedule delivered by EVI to Parker on





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the date hereof and attached hereto as EXHIBIT C (the "Disclosure Schedule")
and for such matters due to changes in facts from the date hereof required or permitted by this Agreement.

         (a) ORGANIZATION. EVI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth in Schedule 2(a), Mallard is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Except as set forth in Schedule 2(a), each subsidiary of Mallard that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         (b) AUTHORIZATION OF TRANSACTION. EVI has all requisite power and authority to execute and to deliver this Agreement and the Registration Rights Agreement (as defined in Section 4(j)) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement by EVI and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate action on the part of EVI, including any action by the stockholders of EVI, is necessary to authorize this Agreement or the Registration Rights Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by EVI and constitutes the valid and legally binding obligation of EVI enforceable against EVI in accordance with its terms, and the Registration Rights Agreement, when executed and delivered by each party thereto, will constitute the valid and legally binding obligation of EVI enforceable in accordance with its terms. Except as set forth in Schedule 2(b), as required under the Hart-Scott-Rodino Act or as otherwise provided herein, none of EVI, Mallard or any subsidiary of Mallard is obligated to give any notice to, to make any filing with, or to obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement other than those that the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

         (c) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Mallard and its subsidiaries have all requisite corporate or other power and authority to own, lease and operate their properties and to carry on their businesses as currently conducted, and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Mallard and its subsidiaries are in possession of all certifications, franchises, authorizations, licenses, permits, approvals and orders of any Governmental Authority (collectively, "Permits") necessary to own, lease and operate their properties and to carry on their businesses as currently conducted, except for such Permits the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect, and there is no action, proceeding or investigation pending, or to the knowledge of EVI, threatened, regarding the suspension or cancellation of any of the Permits, except for those actions, proceedings or investigations that would not, individually or in the aggregate, have a Material Adverse Effect. EVI has delivered to Parker correct and complete copies of the charters and bylaws of Mallard and its subsidiaries, each as amended to date. The minute books (containing the records of meetings of the stockholders, the board of





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directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Mallard and its subsidiaries are correct and complete in all material respects. Schedule 2(c) lists the directors and officers of Mallard and each of its subsidiaries.

         (d)     CAPITALIZATION; SUBSIDIARIES.

         (1) The entire authorized capital stock of Mallard consists of 100,000 shares of common stock, par value $.01 per share ("Mallard Common Stock"), of which 33,000 shares are issued and outstanding. All of the issued and outstanding shares of Mallard Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in
Schedule 2(d), all outstanding shares of Mallard Common Stock are owned by EVI, and are free and clear of any Security Interests, options, warrants, calls, purchase rights, conversion rights, exchange rights, trusts, voting trusts or other contracts or commitments relating to any capital stock or other security of Mallard (other than this Agreement). There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, trusts, voting trusts or other contracts or commitments that could require Mallard to issue, sell, or otherwise cause to become outstanding any shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Mallard's capital stock, and there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of Mallard's capital stock.

         (2) Schedule 2(d) lists (i) each subsidiary of Mallard, (ii) the authorized and issued and outstanding capital stock of each subsidiary of Mallard ("Mallard Subsidiary Common Stock") and (iii) each other entity in which Mallard owns an equity interest, including the nature and amount of such interest ("Other Equity Interests"). All of the issued and outstanding shares of Mallard Subsidiary Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in Schedule 2(d), all outstanding shares of Mallard Subsidiary Common Stock and all Other Equity Interests are owned, directly or indirectly, by Mallard, and are free and clear of Security Interests, options, warrants, calls, purchase rights, conversion rights, exchange rights, trusts, voting trusts or other contracts or commitments relating to any capital stock or other security of such subsidiary. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, trusts, voting trusts or other contracts or commitments that could require any subsidiary of Mallard to issue, sell, or otherwise cause to become outstanding any of shares of its capital stock.
There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock of any subsidiary of Mallard and there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of any subsidiary of Mallard.

         (e)     COMMISSION FILINGS; FINANCIAL STATEMENTS.

         (1) EVI has filed all reports, proxy statements, registration statements and other documents, together with any amendments required to be made with respect thereto, required to be filed with the Securities and Exchange Commission (the "Commission") under the Exchange Act. All such reports, proxy statements, registration statements and other documents (including





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all exhibits thereto and all documents incorporated by reference therein) filed by EVI with the Commission since January 1, 1995, together with any amendments thereto, are referred to herein as the "EVI Commission Filings." EVI has delivered to Parker copies of the EVI Commission Filings. As of the respective dates of their filing with the Commission, the EVI Commission Filings complied in all material respects with the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that EVI makes no representation or warranty as to misstatements or omissions in the EVI Commission Filings that relate solely to businesses other than the Contract Drilling Business and would be immaterial to a purchaser of the Contract Drilling Business.

         (2) All of the consolidated financial statements included in the EVI Commission Filings (including any related notes or schedules) were prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein) and complied in all material respects with all applicable rules of the Commission. Such consolidated financial statements fairly present the consolidated financial position of EVI and its subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject in the case of interim financial statements to normal year-end audit adjustments on a basis comparable with past periods).

         (3) Set forth in Schedule 2(e) are the following unaudited consolidated financial statements of the Contract Drilling Business presented on a combined basis (the "Mallard Unaudited Financial Statements"): (i) unaudited balance sheets and income statement as of and for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995; (ii) an unaudited balance sheet and income statement as of and for the six months ended June 30, 1996 and
(iii) an unaudited balance sheet as of July 31, 1996 (the "Most Recent Balance Sheet"). The Mallard Unaudited Financial Statements were prepared in accordance with GAAP applied on a consistent basis for financial statements of an operating division of EVI (except as noted therein) and fairly present in all material respects the financial position of the Contract Drilling Business as of the dates thereof and the results of operations for the periods then ended (subject to the qualifications described therein). The "intercompany debt" line item on the Most Recent Balance Sheet includes all intercompany accounts payable or other amounts owing to EVI or any of its affiliates, including accounts payable with respect to the purchase of drill pipe, tubulars or other oilfield equipment or services.

         (f) EVENTS SUBSEQUENT TO MOST RECENT QUARTER END. Except as set forth on Schedule 2(f), since June 30, 1996 there has not been any change in the conduct of the ongoing business operations of the Contract Drilling Business that would, individually or in the aggregate, have a Material Adverse Effect (other than those changes affecting the oil and gas industry or the drilling and workover segment thereof in general). Without limiting the generality of the foregoing, except as set forth in Schedule 2(f), since that date to the date hereof, Mallard and the other subsidiaries of EVI with respect to their operations constituting a part of the Contract Drilling Business have not:





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                 (1)      sold, leased, transferred, imposed any Security
         Interest or assigned any assets, tangible or intangible, with a book value of $100,000 or more, or assets with an aggregate book value of $250,000 or more, or assets with an aggregate purchase price of $250,000 or more;

                 (2) entered into any agreement, contract, lease or license outside the Ordinary Course of Business, or entered into any drilling contract on a turnkey or footage basis, or entered into any vessel or rig charter other than with an affiliate of Mallard or for a term less than one month entered into in the Ordinary Course of Business;

                 (3) made any declaration, setting aside or payment of dividends or distributions in respect of shares of Mallard Common Stock or any redemption, purchase or other acquisition of any other securities of Mallard or its subsidiaries;

                 (4) amended their respective certificates of incorporation, bylaws or other organizational documents;

                 (5) issued, delivered, sold, pledged or encumbered any shares of their capital stock or any securities convertible into, or exchangeable or exercisable for, shares of their capital stock;

                 (6) except for borrowings under existing credit facilities in the Ordinary Course of Business, (i) incurred any obligation for borrowed money or purchase money indebtedness, or (ii) made any loan, advance, guarantee, capital contribution or investment in any Person other than a direct or indirect wholly owned subsidiary of Mallard;

                 (7) made any change in their accounting methods, principles or practices other than as required by GAAP;

                 (8) waived the benefits of, or agreed to modify, any material confidentiality, standstill or similar agreement;

                 (9) except for changes made in the Ordinary Course of Business not involving officers or key employees of Mallard or its subsidiaries, increased or otherwise modified the compensation of their employees, including salaries, bonus or other employee benefits or severance payments or obligations, or entered into or modified the terms of any employment, severance or collective bargaining agreement;

                 (10) made any capital expenditures outside the Ordinary Course of Business or in an amount in excess of $250,000 for any one expenditure or $1,000,000 in the aggregate for all unscheduled expenditures;

                 (11) experienced any damage, destruction, or loss (whether or not covered by insurance) to their property, other than ordinary wear and tear or damage, destruction or loss in an aggregate amount not in excess of $250,000;





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                 (12)     paid, discharged, reserved against, or satisfied
         claims, liabilities or obligations in an amount in excess of $250,000 in the aggregate or written off or reduced the carrying value of assets by more than $250,000 in the aggregate, other than as reflected or reserved against in the Most Recent Balance Sheet (as defined in Section 2(h) hereof) or in the Ordinary Course of Business; or

                 (13)     committed to do any of the foregoing.

         (g)     LEGAL COMPLIANCE; NONCONTRAVENTION.  Except as set forth in
Schedule 2(g), Mallard and its subsidiaries have complied with and are not in violation of or default under (i) any Law applicable to them or their properties or (ii) any Permits, except for such events of noncompliance, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice alleging any failure so to comply has been filed or commenced against Mallard or its subsidiaries and, to the knowledge of EVI, no such action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been threatened and no event which may reasonably be expected to result in such an event has occurred, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 2(g), the execution and delivery of this Agreement by EVI does not, and the consummation of the transactions contemplated hereby will not, (x) conflict with or violate the charter or bylaws of either EVI, Mallard or the subsidiaries of Mallard, (y) conflict with or violate any Law, or (z) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Security Interest on any properties or assets of Mallard or its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, Permit or other instrument or obligation to which Mallard or any of its subsidiaries is a party or by which Mallard or any of its subsidiaries or their properties are bound or subject to, except in the case of clauses (y) and (z) for conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or Security Interests that would not, individually or in the aggregate, have a Material Adverse Effect.

         (h) TITLE TO PROPERTIES. Except as disclosed in the Financial Statements or on Schedule 2(h), Mallard and its subsidiaries have good and indefeasible title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and except for such other liens or imperfections in title that will not, individually or in the aggregate, have a Material Adverse Effect.

         (i) INTELLECTUAL PROPERTY. Mallard and EVI's other subsidiaries own or hold licenses under such patents, trademarks, trade names, and copyrights as necessary for the conduct of the Contract Drilling Business as now being conducted. Neither EVI nor Mallard and its subsidiaries have received any notice of infringement or notice of conflict with the asserted rights of others in such patents, trademarks, trade names, and copyrights; nor are EVI or Mallard and its subsidiaries





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
otherwise aware of any such infringement or conflict, or of any infringement by, or conflict on the part of, others with respect to patents, trademarks, trade names, or copyrights of Mallard and its subsidiaries.

         (j) TANGIBLE ASSETS. Schedule 2(j) lists and describes all of the drilling rigs currently used in the Contract Drilling Business and the book value of each such rig as of July 31, 1996. Except for the rigs used in Peru, which are owned and subject to the agreements and partnership arrangements described in Schedule 2(h), all such rigs will be owned at Closing by Mallard or one or more of its subsidiaries. With the exception of such rigs that are listed on Schedule 2(j) as "stacked," the rigs owned by Mallard, EVI or any of their respective subsidiaries are being operated or maintained in a manner consistent with past practice and such rigs are in operating condition. Except as set forth in Schedule 2(j), at Closing Mallard or one or more of its subsidiaries will own all of the machinery, equipment, vessels, rigs and other tangible assets currently utilized by EVI, Mallard or any of their respective subsidiaries in connection with the Contract Drilling Business (other than any assets currently under lease by EVI, Mallard or any of their respective subsidiaries in which case Mallard or its subsidiaries, at Closing, will hold a valid and legally binding leasehold interest in such leased assets).

         (k) CONTRACTS. Schedule 2(k) lists the following contracts and other agreements (written and oral) to which Mallard or its subsidiaries are a party in effect as of the date hereof:

                 (1) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, equipment, supplies, products, or other personal property, or any agreement (or group of related agreements) for the lease of personal property (other than under a drilling contract) to or from any Person providing for lease payments in excess of $250,000 per year;

                 (2) all domestic drilling contracts as of September 9, 1996, and all international drilling contracts (other than contracts relating to land rigs used in Peru);

                 (3) any agreement concerning a partnership or joint venture or agency relationships;

                 (4) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 (5) any material agreement concerning confidentiality or noncompetition;

                 (6) any collective bargaining agreement or other contract with any labor union;

                 (7) any separate agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000





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
         or any agreement or document providing severance benefits outside EVI's customary severance policy;

                 (8) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (9) any agreement under which the consequences of a default or termination would have a Material Adverse Effect;

                 (10) any acquisition or disposition agreement involving consideration in excess of $500,000 under which Mallard or its subsidiaries have any material ongoing obligations, including indemnification obligations; or

                 (11) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $500,000.

With respect to each such agreement, except as set forth on Schedule 2(k) or as would otherwise not have a Material Adverse Effect: (A) the agreement is legal, valid and binding and in full force and effect; (B) to EVI's knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration under the agreement; (C) the agreement will continue to be legal, valid and binding, and in full force and effect following the consummation of the transactions contemplated herein; and (D) no party has repudiated any material provision of the agreement.

         (l) INSURANCE. Schedule 2(l) sets forth information as of the date hereof with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage, and bond and surety arrangements) to which Mallard or any of its subsidiaries is a party, a named insured, or otherwise a named beneficiary of coverage (excluding policies maintained by unaffiliated third parties for the benefit of Mallard or any of its subsidiaries). With respect to each such insurance policy, and except as set forth on Schedule 2(l): (A) the policy is in full force and effect; (B) to the knowledge of EVI, neither Mallard nor its subsidiaries is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration under the policy; and (C) no party to the policy has repudiated any provision thereof. Mallard and its subsidiaries have not reached or exceeded their respective policy limits for any insurance policies in effect at any time during the past five years.

         (m) LITIGATION. Schedule 2(m) sets forth a brief description of all matters existing on the date hereof in which Mallard or any of its subsidiaries or their properties (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Authority or before any arbitrator and seeking a judgment or award against the Mallard or any of its subsidiaries, in each case described in (i) and (ii) above, in an amount in excess of $250,000 and each instance in which, to the knowledge of EVI, any such actions described in (i) and (ii) above are threatened against Mallard or any of its subsidiaries or their properties or in which EVI has provided notice to its insurance carriers of the existence of any potential claim or action.

         (n)     EMPLOYEE BENEFIT MATTERS.

         (1) Schedule 2(n) provides a description of each of the following that is currently sponsored, maintained or contributed to by Mallard or any of its affiliates for the benefit of the employees of Mallard or any of its subsidiaries:

                 (A) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), ("Plan");

                 (B) each stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting and employment agreement ("Benefit Program or Agreement").

Mallard and its subsidiaries have no outstanding liability other than accrued as a current liability on the Most Recent Balance Sheet with respect to any of the items described in clauses (A) and (B) above that are not currently sponsored, maintained or contributed to by Mallard or any of its subsidiaries, but were so sponsored, maintained or contributed to by Mallard or any of its subsidiaries within the past six years.

         (2) True, correct and complete copies of each of the Plans, Benefit Programs or Agreements and related trusts, as in effect on the date hereof, have been furnished to Parker.

         (3) Neither Mallard nor any of its subsidiaries contribute to or have an obligation to contribute to, nor have Mallard or any of its subsidiaries at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, any employee benefit plan that is subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA.

         (4) Except as otherwise set forth on Schedule 2(n) or as to other matters as would not have a Material Adverse Effect,

                 (A) Mallard and each of its subsidiaries have substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs or Agreements, and there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

                 (B) Each Plan and each Benefit Program or Agreement has been administered and operated in substantial compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                 (C)      Each of the Plans intended to be qualified under
         Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such qualified status;

                 (D) There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets, and there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before any governmental agency or authority;

                 (E) All contributions required to be made to the Plans pursuant to their terms and provisions have been made timely;

                 (F) As to any Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code;

                 (G) No act, omission or transaction has occurred which would result in imposition on Mallard or any of its subsidiaries of
         (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                 (H) Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status;

                 (I) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is not listed in Schedule 2(n) of the Disclosure Schedule but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with Mallard or any of its subsidiaries, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied,
         (B) no liability to the Pension Benefit Guaranty Corporation has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, (D) all contributions (including installments) to such plan required by Section 302 of ERISA and
         Section 412 of the Code have been timely made and (E) neither Mallard nor any of its subsidiaries has provided security to such Plan under section 401(a)(29) of the Code; and

                 (J) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require Mallard or any of its subsidiaries to make a larger contribution to, or pay greater benefits under, any Plan or Benefit Program or Agreement than it otherwise would or (B) except as contemplated in Section 4(f) of this Agreement, create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

         (5) Except as otherwise set forth in Schedule 2(n), neither Mallard nor any of its subsidiaries is a party to any agreement, nor have Mallard or any of its subsidiaries established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for such entity upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

         (6) In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made hereunder or under the Plans or Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code on Parker, Mallard or their respective subsidiaries.

         (7) Each Plan which is an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination and except for obligations of the Mallard and its subsidiaries under COBRA.

         (8) None of the U.S. employees of Mallard or any of its subsidiaries are subject to union or collective bargaining agreements. Except as otherwise set forth in Schedule 2(n) or as would otherwise not have a Material Adverse Effect, Mallard and its subsidiaries have not at any time during the past four years had or been threatened with any work stoppages or other labor disputes or controversies with respect to their employees.

         (o)     TAX MATTERS.

         (1) Except as set forth in Schedule 2(o), (i) all Tax Returns of or with respect to any Tax that are required to be filed on or before the Closing Date by or with respect to Mallard, any subsidiary of Mallard or any affiliated group of corporations of which Mallard or any subsidiary of Mallard was a member at any time during the five year period ending on the Closing Date (a "Seller Affiliated Group") have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to Mallard or any subsidiary of Mallard have been or will be satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

         (2) All Tax Returns of, or with respect to Mallard, any subsidiary of Mallard or any Seller Affiliated Group have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the periods set forth in Schedule 2(o).

         (3) There is no claim against Mallard, any subsidiary of Mallard, or any Seller Affiliated Group for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Mallard, any subsidiary of Mallard or any Seller Affiliated Group, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 2(o).

         (4) Except as set forth in Schedule 2(o), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Mallard, any subsidiary of Mallard, or any Seller Affiliated Group or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Mallard, any subsidiary of Mallard or any Seller Affiliated Group.

         (5) Schedule 2(o) contains a true and complete copy of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting Mallard or any subsidiary of Mallard. All such agreements shall be terminated prior to the Closing Date and no payments are due or will become due by Mallard or any subsidiary of Mallard on or after the Closing Date pursuant to any such agreement or arrangement.

         (6) Except as set forth in Schedule 2(o), none of the property of Mallard or any subsidiary of Mallard is held in an arrangement that could be classified as a partnership for Tax purposes, and neither Mallard nor any subsidiary of Mallard own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of Mallard or any subsidiary of Mallard.

         (7) Except as set forth in Schedule 2(o), none of the property of Mallard or any subsidiary of Mallard is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168(g)(5) of the Code).

         (8) Except as set forth in Schedule 2(o), neither Mallard nor any subsidiary of Mallard will be required to include any amount in income for any taxable period beginning the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

         (9) Neither Mallard nor any subsidiary of Mallard has consented to have the provisions of section 341(f)(2) of the Code apply with respect to a sale of its stock.

         (p) BROKERS' FEES. EVI, Mallard and its subsidiaries do not have any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Parker or Mallard could be liable or obligated after Closing.

         (q) REAL PROPERTY. Schedule 2(q) lists and describes briefly all real property owned by Mallard and its subsidiaries. With respect to each such parcel of owned real property:

                 (1) the identified owner has good and indefeasible title to, and quiet enjoyment of, the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character that do not affect materially and adversely the current use, occupancy, or value of the property subject thereto;

                 (2) there are no pending or, to the knowledge of EVI, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

                 (3) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel or real property; and

                 (4) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

         (r) LEASES. Schedule 2(r) lists and describes briefly all real property leased or subleased by Mallard and its subsidiaries. EVI has made available to Parker or its representatives correct and complete copies of the leases and subleases listed in Schedule 2(r). With respect to each lease and sublease listed in Schedule 2(r), except for such matters that would not have a Material Adverse Effect:

                 (1) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                 (2) no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                 (3) no party to the lease or sublease has repudiated any material provision thereof;

                 (4) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                 (5) Mallard and its subsidiaries have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                 (6) all facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including material Permits) required in connection with the operation thereof; and

                 (7) the lease or sublease will continue to be in full force and effect following the consummation of the transaction contemplated herein and no consents are required under such lease or sublease in connection with the transactions contemplated hereby.

         (s)     ENVIRONMENTAL MATTERS.  Except as disclosed on Schedule 2(s):

         (1) Mallard and its subsidiaries are not in violation of any Environmental Laws or any order or requirement of any Governmental Authority to the extent pertaining to health or the environment, nor are there any conditions existing on or resulting from operation of the businesses or properties of Mallard and its subsidiaries that may give rise to any on-site or off-site remedial obligations under any Environmental Law, except for such violations or conditions as will not have a Material Adverse Effect;

         (2) Without limitation of clause (1) above, Mallard and its subsidiaries and their properties are not subject to any existing, pending or, to the knowledge of EVI, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority under any Environmental Law;

         (3) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Mallard and its subsidiaries under any Environmental Law, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and Mallard and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations, except as would otherwise not have a Material Adverse Effect;

         (4) Except where such failure would not have a Material Advance Effect, since the effective date of the relevant requirements of the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, or other applicable Environmental Laws, all hazardous substances or solid wastes generated by Mallard and its subsidiaries or at any properties of Mallard and its subsidiaries and requiring disposal have been transported only by carriers maintaining valid authorizations under RCRA and any other Environmental Laws and treated and disposed of only at treatment, storage and disposal facilities maintaining valid authorizations under RCRA and any other Environmental Law, and, to the knowledge of EVI, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or overtly threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws, except as would not otherwise have a Material Adverse Effect;

         (5) There are no asbestos-containing materials or naturally occurring radioactive materials on or in any of the properties of Mallard and its subsidiaries, and there are no storage tanks, open or closed pits, sumps, or other containers on or under any of the properties of Mallard and its subsidiaries from which hazardous substances, petroleum, petroleum products, oil and gas exploration and production wastes, or other contaminants may be released into the surrounding environment, except as would otherwise not have a Material Adverse Effect; and

         (6) Without limiting the foregoing, there is no material liability to any non-governmental third party in tort in connection with any release or threatened release of any hazardous substances, solid wastes, petroleum, petroleum products, and oil and gas exploration and production wastes into the environment as a result of or with respect to the properties or businesses of Mallard and its subsidiaries, except as would otherwise not have a Material Adverse Effect.

         (t) RECEIVABLES. Schedule 2(t) sets forth an accurate aging of the receivables of Mallard and its subsidiaries as of July 31, 1996, and write offs of bad debt by Mallard or its subsidiaries from January 1, 1993 to July 31, 1996. All of the receivables reflected on the Most Recent Balance Sheet or incurred since the date of the Most Recent Balance Sheet through the date hereof have arisen only from bonafide transactions entered into in the Ordinary Course of Business.

         (u) INVESTMENT INTENT. EVI is acquiring the shares of Series D Preferred Stock for investment purposes only and not with a view to or in connection with any distribution thereof within the meaning of the Securities Act. EVI acknowledges that the sale of such shares has not been registered under the Securities Act in reliance upon an exemption therefrom and that such shares will be "restricted securities" as defined in Rule 144 under the Securities Act, cannot be offered, sold or otherwise disposed of except pursuant to registration under the Securities Act or an applicable exemption from registration and will bear a restrictive legend to this effect.

         3. REPRESENTATIONS AND WARRANTIES OF PARKER. Parker represents and warrants to EVI that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3).

         (a) ORGANIZATION. Parker is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

         (b) AUTHORIZATION OF TRANSACTION. Parker has all requisite power and authority to execute and to deliver this Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement by Parker and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate action on the part of Parker, including any action by the stockholders of Parker, is necessary to authorize this Agreement or the Registration Rights Agreement or to consummate the transactions contemplated hereby and thereby (other than adoption by the Board of Directors of Parker of the Certificate of Designations for the Series D Convertible Preferred Stock and the filing of such Certificate of Designations with the Delaware Secretary of State). This Agreement has been duly executed and delivered by Parker and constitutes the valid and legally binding obligation of Parker, enforceable in accordance with its terms, and the Registration Rights Agreement, when executed and delivered by each party thereto, will constitute the valid and legal binding obligation of Parker enforceable in accordance with its terms. Except as required under the Hart-Scott-Rodino Act or as otherwise provided herein, Parker need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement other than those that the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

         (c) POWER AND AUTHORITY. Parker has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as each is now being conducted.

         (d) CAPITALIZATION. The entire authorized capital stock of Parker consists of 70,000,000 shares of Parker Common Stock and 1,942,000 shares of preferred stock, par value $1.00 per share ("Parker Preferred Stock"). As of the date hereof there are 65,334,528 shares of Parker Common Stock outstanding and no shares of Parker Preferred Stock outstanding. The shares of Series D Preferred Stock to be issued to EVI on the Closing Date pursuant to the transactions contemplated hereby will be validly issued, fully paid and nonassessable.

         (e)     COMMISSION FILINGS; FINANCIAL STATEMENTS.

         (1) Parker has filed all reports, proxy statements, registration statements and other documents, together with any amendments required to be made with respect thereto, required to be filed with the Commission under the Exchange Act. All such reports, proxy statements, registration statements and other documents (including all exhibits thereto and all documents incorporated by reference therein) filed by Parker with the Commission since January 1, 1995, together with any amendments thereto, are referred to herein as the "Parker Commission Filings." Parker has delivered to EVI copies of the Parker Commission Filings. As of the respective dates of their filing with the Commission, the Parker Commission Filings complied in all material respects with the Exchange Act, the Securities Act and the rules and regulations of the

Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (2) All of the consolidated financial statements included in the Parker Commission Filings (including any related notes or schedules) were prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein) and complied in all material respects with all applicable rules of the Commission. Such consolidated financial statements fairly present the consolidated financial position of Parker and its subsidiaries as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject in the case of interim financial statements to normal year-end audit adjustments on a basis comparable with past periods).

         (f) EVENTS SUBSEQUENT TO MOST RECENT QUARTER END. Since June 30, 1996 there has not been any change in the conduct of the ongoing business operations of Parker and its subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect (other than changes affecting the oil and gas industry or the drilling and workover segment thereof in general).

         (g)     LEGAL COMPLIANCE; NONCONTRAVENTION.   The execution and
delivery of this Agreement and the Registration Rights Agreement by Parker does not, and the consummation of the transactions contemplated hereby and thereby (including the issuance and redemption of the Series D Preferred Stock under the terms thereof) will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parker, (ii) conflict with or violate any Law, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Security Interest on any properties or assets of Parker pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, Permit or other instrument or obligation to which Parker or any of its subsidiaries is a party or by which Parker or any of its subsidiaries or their properties are bound or subject to, except that consummation of the transactions will require consents under Parker's bank credit facilities and except for breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or Security Interests that would not, individually or in the aggregate, have a Material Adverse Effect or affect the validity or prohibit the issuance of the Series D Preferred Stock.

         (h) BROKERS' FEES. Parker shall not have any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which EVI could become liable or obligated.

         (i) INVESTMENT INTENT. Parker is acquiring the shares of Mallard Common Stock for investment purposes only and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

         (j) CITIZENSHIP. Parker is a citizen of the United States within the meaning of Section 2 of the Shipping Act 1916, as amended.

         4. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         (a) GENERAL. Each of the Parties will use all reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and to make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6).

         (b) NOTICES AND CONSENTS. EVI and Parker will give any notices to third parties, and will use all reasonable efforts to obtain all third-party consents, that are required for the consummation of the transactions contemplated hereby or that Parker may reasonably request in connection with the matters referred to in Sections 2(k) and 2(r). Parker will use reasonable efforts to cooperate with EVI in obtaining the releases described in Schedule 6(b) of the Disclosure Schedule. Each of the Parties will (and EVI will cause Mallard and its subsidiaries to) give any notices to, make any filings with, and use all reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Sections 2(b) and 3(b). Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use all reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

         (c) OPERATION OF BUSINESS. EVI covenants and agrees that unless otherwise expressly contemplated by this Agreement or consented to in writing by Parker, (x) Mallard and its subsidiaries will:

                 (1) operate their businesses only in the Ordinary Course of Business;

                 (2) use reasonable efforts to preserve their businesses and properties, including their present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees; and

                 (3) subject to the availability of the same on commercially reasonable terms, keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

and (y) Mallard and its subsidiaries will not, except as contemplated herein:

                 (1) sell, lease, transfer, impose any Security Interest or assign any assets, tangible or intangible, except for immaterial transactions with sales prices not in excess of $1,000,000 in the aggregate;

                 (2) enter into any agreement, contract, lease or license outside the Ordinary Course of Business, or enter into any drilling contract on a turnkey or footage basis, or enter into any vessel or rig charter other than with an affiliate of Mallard or for a term less than one month entered into in the Ordinary Course of Business;

                 (3) make any declaration, setting aside or payment of dividends or distributions in respect of shares of Mallard Common Stock or any redemption, purchase or other acquisition of any other securities of Mallard or its subsidiaries;

                 (4) amend their respective certificates of incorporation, bylaws or other organizational documents;

                 (5) issue, deliver, sell, pledge or otherwise encumber any shares of their capital stock or any securities convertible into, or exchangeable or exercisable for, shares of their capital stock;

                 (6) except for borrowings under existing credit facilities in the Ordinary Course of Business, (i) incur any obligation for borrowed money or purchase money indebtedness, or (ii) make any loan, advance, guarantee, capital contribution or investment in any Person other than a direct or indirect wholly owned subsidiary of Mallard;

                 (7) make any change in their accounting methods, principles or practices other than as required by GAAP;

                 (8) waive the benefits of, or agree to modify, any material confidentiality, standstill or similar agreement;

                 (9) except for changes made in the Ordinary Course of Business not involving officers or key employees of Mallard, increase or otherwise modify (except as contemplated by this Agreement) the compensation of their employees, including salaries, bonus and other employee benefits, or severance payments or obligations, or enter into or modify the terms of any employment, severance or collective bargaining agreement;

                 (10) except for existing commitments and capital expenditures as may be necessary to perform obligations under existing contracts or maintain the assets in the event of damage thereto, make any capital expenditure outside the Ordinary Course of Business or in an amount in excess of $250,000;

                 (11) modify, terminate or establish any new (except as contemplated by this Agreement and those adopted by EVI for substantially all the employees of its subsidiaries) Plans or Benefit Programs or Agreements;

                 (12) pay, discharge, reserve against or satisfy any material claims, liabilities or obligations or write off or reduce the carrying value of any assets, other than as reflected or reserved against in the Most Recent Balance or as may be required under the terms thereof or in the Ordinary Course of Business (including the settlement of litigation in accordance with past practice); or

                 (13) authorize, commit or agree to take any of the foregoing actions.

         (d) FULL ACCESS. Subject to the terms of the Confidentiality Agreement dated September 9, 1996 (the "Confidentiality Agreement"), EVI will permit representatives of Parker to have full access to Mallard and its subsidiaries at reasonable times during normal business hours, in a manner that will not interfere with the normal business operations of Mallard and its subsidiaries, and to all premises, properties, personnel, books, records (including Tax records), environmental reports or surveys, contracts, and documents of or pertaining to Mallard and its subsidiaries.

         (e) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its representations and warranties under this Agreement.

         (f) BENEFIT PLANS. At or prior to the Closing, but effective as of the Closing Date, EVI shall, at its sole expense and with no adverse tax or other consequences to Mallard, Parker or their respective subsidiaries, (i) cause Mallard and its subsidiaries to cease to be adopting employers under all Plans and Benefit Programs or Agreements and (ii) cause one or more designees of EVI (other than Mallard or any of its subsidiaries) to assume all past, present and future obligations and liabilities of Mallard and its subsidiaries with respect to the Plans and Benefit Programs or Agreements. On or before the Closing Date, and effective as of such date, EVI will cause each employee of Mallard and its subsidiaries to have a fully vested and nonforfeitable interest in his or her account balance under the 401(k) Plan and the Executive Deferred Compensation Plan. With respect to employees of Mallard and its subsidiaries as of the Closing Date, Parker will permit such employees to participate in its group health plan without exclusion for pre-existing conditions (other than such exclusions currently in effect under any group health plan for employees of Mallard and its subsidiaries).

         (g) NO SOLICITATION. From and after the date of this Agreement until the termination of this Agreement in accordance with its terms, neither EVI nor any of its subsidiaries, nor any officer, director, employee, agent or representative of EVI or any of its subsidiaries, shall, directly or indirectly, solicit or encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding, or engage in or continue any discussions or enter into any agreements regarding, any merger, tender offer, sale of shares of capital stock or similar business combination transactions involving any or all of the Contract Drilling Business, or any sale of all or substantially all the assets of the Contract Drilling Business, other than in connection with the transaction with Parker contemplated herein; provided, however, that EVI or its officers, directors, employees, agents or representatives may furnish information with respect to the Contract Drilling Business in connection with any inquiry or proposal or discussions relating to a merger, tender offer, sale of shares of capital stock or similar business combination transaction involving EVI, or any sale of all or substantially all of the assets of EVI, provided that no such discussions or agreements resulting therefrom shall in any manner conflict with the terms of this Agreement and that EVI or such person acting on behalf of EVI shall provide advance written notice to each other party to such discussions that EVI is party to a valid and legally binding agreement with Parker with respect to the Contract Drilling Business.

         (h) INSURANCE MATTERS. EVI shall use its reasonable efforts to obtain an endorsement on the insurance policies for Mallard and its subsidiaries naming Parker and its subsidiaries and affiliates as additional named insureds effective on the Closing Date as long as Parker utilizes EVI's current insurance broker.

         (i) CONTRIBUTED ASSETS. Prior to the Closing, EVI shall take all necessary action to provide that all of the assets owned by EVI or its subsidiaries used primarily in connection with or otherwise integral to the Contract Drilling Business are owned directly or indirectly by Mallard, including the contribution of certain assets described on Schedule 4(i) (the "Contributed Assets"); provided, however, the foregoing shall not include (i) the historical tax, accounting or financial records of EVI, (ii) the accounting and management information systems and software of EVI used in connection with the business of Mallard, (iii) the subsidiaries of EVI whose assets may be transferred to Mallard or its subsidiaries pursuant to this section, or (iv) the assets described in Schedule 2(j) of the Disclosure Schedule as being retained by EVI or its subsidiaries other than Mallard and its subsidiaries. After the Closing, EVI will provide Parker with access to such historical accounting and other records relating to the business of Mallard and its subsidiaries prior to Closing to the extent reasonably necessary to assist Parker in making its tax, regulatory, Exchange Act and related filings.

         (j) REGISTRATION RIGHTS. At the Closing, Parker and EVI shall enter into a registration rights agreement in substantially the form attached hereto as EXHIBIT D ("Registration Rights Agreement").

         (k) AUDITED FINANCIAL STATEMENTS. EVI shall use its best efforts to deliver to Parker within 20 days after the date hereof, and shall in any event deliver to Parker within 30 days after the date hereof, audited financial statements for Mallard and its consolidated subsidiaries, together with the Contributed Assets, accompanied by a report of EVI's independent public accountants, consisting of balance sheets and statements of income, cash flows and stockholders' equity as of and for each of the years ended December 31, 1993, 1994 and 1995 (the "Mallard Audited Financial Statements"). The Mallard Audited Financial Statements will be prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein) and will fairly present the consolidated financial position of Mallard and its subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended.

         (l) RIG UPGRADE. Prior to Closing, EVI shall complete the rig modification and upgrade to Rig 74 as described on Schedule 4(l) (the "Rig Upgrade").

         (m)     ACTION OF PARKER REGARDING FINANCING.

         (1) Parker shall promptly after the date of this Agreement initiate and diligently pursue action to obtain financing in an amount necessary to permit Parker to pay the cash portion of the Purchase Price. In such connection, Parker plans to effect a private placement of debt and Parker agrees to use its commercially reasonable efforts to complete such placement.

         (2) Parker shall keep EVI informed from time to time as to the status of the financing contemplated by subsection (1) of this Section 4(m) and in any event shall inform EVI upon pricing of the securities. Parker shall also provide EVI with copies of all preliminary and final offering memorandums.

         (n) PREFERRED STOCK. Prior to Closing, the Board of Directors of Parker shall approve and adopt the Certificate of Designations for the Parker Series D Convertible Preferred Stock in substantially the form attached hereto as Exhibit B and cause such Certificate of Designations to be filed with the Secretary of State of Delaware.

         (o) INTERCOMPANY DEBT. All debt and other obligations of Mallard or any of its subsidiaries as of the Closing Date shall be cancelled immediately prior to the Closing (other than debt related to purchases of drill pipe, tubulars and related products from Grant Prideco, Inc. after the date hereof).

         5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request; provided, however, that this Section 5(a) shall not be deemed to require either party to expend funds or to incur obligations not otherwise expressly required pursuant to the Agreement.

         (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Mallard and its subsidiaries, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 7).

         (c) LISTING OF SHARES. Promptly after the Closing, Parker shall effect the listing on the New York Stock Exchange of the shares of Parker Common Stock issuable upon conversion of the Series D Preferred Stock.

         (d) AUTHORIZATION OF COMMON STOCK. Parker agrees that at its next annual meeting of stockholders, and in any event at a meeting to be held prior to January 31, 1997, it will propose an amendment to its Restated Certificate of Incorporation to increase the number of authorized shares of Parker Common Stock to at least 80,000,000 shares. The Board of Directors of Parker will recommend to Parker's stockholders that they vote in favor of any such proposal to increase Parker's authorized shares, and Parker will use its best efforts to solicit proxies in favor of such proposal.

         (e) VOTING OF SERIES D PREFERRED STOCK. If the Closing shall have occurred prior to the stockholders meeting to approve the increase in the authorized shares of Common Stock, EVI agrees to vote the shares of Series D Preferred Stock in favor of the proposal.

         6.      CLOSING CONDITIONS.

         (a) CONDITIONS TO OBLIGATION OF PARKER. The obligation of Parker to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions:

                 (1) the representations and warranties of EVI set forth in Section 2 shall be true and correct in all material respects at and as of the Closing Date;

                 (2) EVI shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing;

                 (3) the Parties shall have procured all material third party consents specified in Section 4(b);

                 (4) no action, suit, or proceeding shall be pending before any Governmental Authority by any person (other than a party to this Agreement or any affiliate thereof) which would reasonably be expected to result in a permanent injunction, judgment, order, decree or ruling that would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of Parker to own Mallard Common Stock and the capital stock of Mallard's subsidiaries, or (D) affect materially and adversely the right of Mallard and its subsidiaries to own their assets and to operate their businesses in the manner currently owned and operated (and no such injunction, judgment, order or decree or ruling shall be in effect);

                 (5) there shall have not occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to Mallard and its subsidiaries;

                 (6) EVI shall have delivered to Parker a certificate to the effect that each of the conditions specified above in Section 6(a)(1)-(5) is satisfied in all respects;

                 (7) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

                 (8) Parker shall have received the opinion of Fulbright & Jaworski L.L.P., dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT E;

                 (9) the guarantees by Mallard and each of its subsidiaries with respect to the obligations of EVI under EVI's 10.25% Senior Notes due 2004 and under EVI's bank credit facility shall be terminated in all respects effective as of the Closing and all Security Interests on the stock of Mallard and its subsidiaries shall have been released;

                 (10) EVI shall have caused Mallard to have completed the Rig Upgrade or advanced funds sufficient to complete the Rig Upgrade, which funds shall not be treated as assets for purposes of the purchase price adjustment pursuant to Section 1(f) hereof;

                 (11) Parker shall have arranged the financing necessary, and received sufficient proceeds, to pay the cash portion of the Purchase Price; and

                 (12)     EVI shall have complied with the requirements of
         Section 8(a) of this Agreement.

At or prior to the Closing, Parker may waive in writing any condition specified in this Section 6(a), to the extent permitted by law.

         (b) CONDITIONS TO OBLIGATION OF EVI. The obligations of EVI to consummate the transactions contemplated hereby are subject to satisfaction of the following conditions:

                 (1) the representations and warranties of Parker set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date;

                 (2) Parker shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                 (3) the Parties shall have procured all material third party consents specified in Section 4(b);

                 (4) no action, suit, or proceeding shall be pending before any Governmental Authority by any person (other than a party to this Agreement or any affiliate thereof) which would reasonably be expected to result in a permanent injunction, judgment, order, decree or ruling that would (A) prevent consummation of any of the transactions contemplated by this

         Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree or ruling shall be in effect);

                 (5) there shall not have occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to Parker and its subsidiaries;

                 (6) Parker shall have delivered to Mallard and its subsidiaries a certificate to the effect that each of the conditions specified above in Section 6(b)(1)-(5) is satisfied in all respects;

                 (7) all applicable waiting periods (and any extensions hereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; and

                 (8) EVI shall have received the opinion of Vinson & Elkins L.L.P., dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT F.

At or prior to the Closing, EVI may waive in writing any condition specified in this Section 6(b), to the extent permitted by law.

         7.      REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties herein shall survive the Closing, except (i) the representations and warranties in Section 2(s) shall survive for one year after the Closing Date, (ii) the representations and warranties in Sections 2(d), 2(u), 3(d) and 3(i) shall survive without limitation of time, and (iii) the representations and warranties in Sections 2(n), 2(o), 2(p) and 3(h) shall survive until 10 days after the end of the applicable statute of limitations period with respect to the matters addressed therein. The survival periods specified in the foregoing sentence are referred to herein as the "Survival Periods."

         (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF PARKER. EVI shall defend, indemnify and hold Parker harmless from and against any and all Adverse Consequences resulting from or arising out of (i) any breach or nonperformance, either partial or total, of any representation, warranty, covenant or agreement of EVI in this Agreement (provided, however, that EVI shall have no obligation to indemnify, defend or hold Parker harmless with respect to any Adverse Consequence resulting from or arising out of a breach of any representation or warranty of EVI in this Agreement unless EVI receives notice of such Adverse Consequence within the applicable Survival Period), (ii) violations or alleged violations by EVI, Mallard or their respective subsidiaries of the Export Administration Act, the International Economic Emergency Powers Act or other applicable U.S. export control or economic sanction laws, orders or regulations, and (iii) the matters described on Schedule 7(b).

         (c) INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF EVI. Parker shall defend, indemnify and hold EVI harmless from and against any and all Adverse Consequences resulting from or arising out of (i) the breach or non-performance, either partial or total, of any representation, warranty, covenant, or agreement of Parker in this Agreement, or (ii) any cost, expense, obligation or liability relating to guarantees of debt of Mallard or any of its subsidiaries by EVI or performance bonds or performance guarantees issued by EVI and relating to the Contract Drilling Business, in each case as described on Schedule 6(b) or otherwise identified to Parker five Business Days prior to the Closing Date; provided, however, that Parker shall have no obligation to indemnify, defend or hold EVI harmless with respect to any Adverse Consequences resulting from or arising out of a breach of any representation or warranty of Parker in this Agreement unless Parker receives notice of such Adverse Consequence within the applicable Survival Period.

         (d)     MATTERS INVOLVING THIRD PARTIES.

         (1) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby. For purposes of this Section 7(d), matters relating to Taxes that are addressed in
Section 8 shall not be deemed to be a Third Party Claim.

         (2) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; and (B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (3) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7(d)(2), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party; and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be withheld unreasonably).

         (4) In the event any of the conditions in Section 7(d)(2) is or becomes unsatisfied, however, (A) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement or agreement to settle a Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld; (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and
(C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party actually suffers resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

         (e) EXPRESS NEGLIGENCE. THE INDEMNIFICATION AGREEMENTS OF THE PARTIES HEREIN SHALL APPLY NOTWITHSTANDING THE CIRCUMSTANCES RELATING TO SUCH INDEMNITY MAY RELATE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR VIOLATION OF LAW BY ANY INDEMNIFIED PARTY, ITS SUBSIDIARIES, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS.

         8. TAX MATTERS. The Parties agree as follows with respect to the period following the Closing:

         (a) SECTION 338(H)(10) ELECTIONS. EVI agrees that, if requested by Parker prior to the Closing, EVI, as the common parent of the affiliated group of corporations filing a consolidated federal income Tax Return which includes Mallard and its subsidiaries (the "EVI Group"), shall join Parker in making an election under section 338(h)(10) of the Code and a similar election under any applicable state income Tax law (collectively, the "Section 338(h)(10) elections") with respect to Parker's purchase of the Mallard Common Stock. If Parker determines prior to the Closing to make the Section 338(h)(10) elections with respect to its purchase of the Mallard Common Stock, on or before the Closing Date Parker and EVI shall cause Internal Revenue Service Form 8023A and any similar forms under applicable state income Tax law (the "Forms") with respect to Parker's purchase of the Mallard Common Stock to be duly executed by an authorized person for Parker and EVI, respectively. Parker and EVI shall cooperate in good faith with each other in completing the Forms and schedules required to be attached thereto, and Parker shall provide a copy of the executed Forms and schedules to EVI and Parker shall duly and timely file the Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provision of applicable state income Tax law as soon as practicable after the Closing and shall promptly thereafter provide EVI with evidence of each such filing.

         (b) PREPARATION AND FILING OF TAX RETURNS. (1) With respect to each Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date for, by or with respect to Mallard or any subsidiary of Mallard (other than the Tax Returns described in Section 8(a)(3)), EVI shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit or other items (collectively "Tax Items") required to be included therein, and shall deliver the original of such Tax Return to Parker at least 30 days prior to the due date (including extensions) of such Tax Return. If the amount of the Tax shown to be due on such Tax Return exceeds the amount reflected as a current liability for such Tax on the Closing Balance Sheet, EVI shall pay to Parker the amount of such excess not less than 5 days prior to the due date of such Tax Return. Parker shall cause Mallard or the respective subsidiary of Mallard to file timely such Tax Return with the appropriate taxing authority and to pay the amount of Taxes shown to be due on such Tax Return.

         (2) With respect to each Tax Return covering (i) a taxable period beginning on or before the Closing Date and ending after the Closing Date or,
(ii) a taxable period beginning after the Closing Date, that is required to be filed after the Closing Date for, by or with respect to Mallard or any subsidiary of Mallard (other than the Tax Returns described in Section 8(b)(3)), Parker shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax Items required to be included therein. Parker shall determine (by an interim closing of the books as of the Closing Date except for ad valorem Taxes and franchise Taxes based on capital which shall be prorated on a daily basis) the portion, if any, of the Tax due with respect to the period covered by such Tax Return which is attributable to Mallard or the respective subsidiary of Mallard for a Pre-Closing Taxable Period. At least 30 days prior to the due date (including extensions) of such Tax Return, Parker shall deliver to EVI a copy of such Tax Return and of its determinations. If the amount of Tax so determined to be attributable to the Pre-Closing Taxable Period exceeds the amount reflected as a current liability for such Tax on the Closing Balance Sheet, EVI shall pay to Parker the amount of such excess Tax not less than 5 days prior to the due date of such Tax Return. Parker shall cause Mallard or the respective subsidiary of Mallard to file timely such Tax Return with the appropriate taxing authority and to pay timely the amount of Taxes shown to be due on such Tax Return.

         (3) EVI shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of any group of corporations that includes EVI and Mallard or any subsidiary of Mallard (the "EVI Group") for all periods ending on or before or which include the Closing Date, all Tax Items of Mallard and the subsidiaries of Mallard which are required to be included therein, shall file timely all such Tax Returns with the appropriate taxing authorities and shall pay timely all Taxes due with respect to the periods covered by such Tax Returns.

         (4) Any Tax Return to be prepared pursuant to the provisions of this Section 8 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law.

         (c) ACCESS TO INFORMATION. (1) EVI and each member of the EVI Group shall grant to Parker (or its designees) access at all reasonable times to all of the information, books and records relating to Mallard and the subsidiaries within the possession of EVI or any member of the EVI Group (including workpapers and correspondence with taxing authorities), and shall afford Parker (or its designees) the right (at Parker's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Parker (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

         (2) Parker shall grant or cause Mallard and its subsidiaries to grant to EVI (or its designees) access at all reasonable times to all of the information, books and records relating to Mallard and its subsidiaries within the possession of Parker, Mallard or the subsidiaries of Mallard (including workpapers and correspondence with taxing authorities), and shall afford EVI (or its designees) the right (at EVI's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit EVI (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

         (3) Each of the parties hereto will preserve and retain all schedules, workpapers and other documents relating to any Tax Returns of or with respect to Mallard or any subsidiary of Mallard or to any claims, audits or other proceedings affecting Mallard or any subsidiary of Mallard until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

         (d) INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF PARKER. EVI hereby agrees to defend, indemnify and hold harmless Parker, Mallard and the subsidiaries of Mallard from and against, and agrees to pay, all Taxes imposed and all costs and expenses (including, without limitation, litigation costs and reasonable attorneys' and accountants' fees and disbursements) incurred (all herein referred to as "Tax Losses") as a result of:

         (1) a claim, notice of deficiency, or assessment by, or any obligation owing to, any taxing authority for:

                 (A) any Taxes of Mallard or any subsidiary of Mallard attributable to any Pre-Closing Taxable Period in excess of Taxes reflected as current liabilities on the Closing Balance Sheet;

                 (B) any Taxes of any corporation (other than Mallard and any subsidiaries of Mallard) that is or was a member of a Seller Affiliated Group prior to Closing; and

                 (C) any Taxes resulting from the Section 338(h)(10) elections;

                 (D) any Taxes of EVI, Mallard or their subsidiaries attributable to the transactions contemplated by this Agreement; and

         (2) any breach of any representation, warranty or obligation of EVI under Section 2(o) or Section 8 of this Agreement.

         (e) INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF EVI. Parker agrees to defend, indemnify and hold harmless EVI from and against, and agrees to pay, all Tax Losses incurred as a result of:

                 (1) a claim, notice of deficiency, or assessment by, or any obligation owing to, any taxing authority for any Taxes of Mallard or any subsidiary of Mallard attributable to any Post-Closing Taxable Period; and

                 (2) any breach of any representation, warranty or obligation of Parker under Section 8 of this Agreement.

         (f) INDEMNIFICATION PROCEDURES. (1) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of a party under this Agreement (referred to herein as the "Tax Indemnified Party"), the Tax Indemnified Party shall promptly notify the party obligated under this Agreement to so indemnify (referred to herein as the "Tax Indemnifying Party") in writing; provided, however, that no delay on the part of the Tax Indemnified Party in notifying the Tax Indemnifying Party shall relieve the Tax Indemnifying Party from any obligation hereunder unless (and then solely to the extent ) the Tax Indemnifying Party is prejudiced thereby.

         (2) The Tax Indemnified Party shall take such action in connection with contesting such claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney, provided that (A) within 30 days after the notice described in Section 8(f)(1) has been delivered (or such earlier date that any payment of Taxes is due by the Tax Indemnified Party but in no event sooner than 5 days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such claim be contested,
(B) the Tax Indemnifying Party shall have agreed to pay to the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim, including, without limitation, reasonable attorneys' and accountants' fees and disbursements, and (C) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of such claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of the notice required by Section 8(f)(1), shall give to the Tax Indemnifying Party any information reasonably requested relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim.

         (3) Subject to the provisions of Section 8(f)(2), the Tax Indemnified Party shall enter into a settlement of such contest with the applicable taxing authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction, all as the Tax Indemnifying Party may request.

         (4) If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to Section 8(f)(2)(C), the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable taxing authority and any recovery of legal fees from such taxing authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax without regard to any other Tax Items). Notwithstanding the foregoing, the Tax Indemnified Party shall not be required to make any payment hereunder before such time as the Tax Indemnifying Party shall have made all payments or indemnities then due with respect to the Tax Indemnified Party pursuant to this Agreement.

         (5) Promptly after a final determination the Tax Indemnifying Party shall pay to the Tax Indemnified Party the amount of any Tax Losses to which the Tax Indemnified Party may become entitled by reason of the provisions of this Section 8.

         (g) REFUNDS. (1) Any refund (whether by payment, credit, offset or otherwise) of Taxes described in or covered by Section 8(d) (inclusive of any interest thereon), regardless of whether such Taxes were paid before, on or after the Closing Date, shall be the property of EVI and shall be retained by EVI (or, if applicable, paid or caused to be paid by Parker to EVI, within 15 calendar days after receipt, if any such refund (or interest thereon) is received by Parker, Mallard or any of the subsidiaries of Mallard, whether by payment, credit, offset or otherwise). If there is an adjustment to any such refund (or interest thereon), any payment or payments theretofore made between the parties hereto with respect to such refund (or interest thereon) pursuant to this Section 8(g)(1) shall be appropriately adjusted by means of a payment from EVI to Parker or Parker to EVI, as the case may be, within 15 calendar days after such adjustment.

         (2) Any refund (whether by payment, credit, offset or otherwise) of Taxes described in or covered by Section 8(e) (inclusive of any interest thereon), regardless of whether such Taxes were paid before, on or after the Closing Date, shall be the property of Parker and shall be retained by Parker (or, if applicable, promptly paid or caused to be paid by EVI to Parker, within 15 calendar days after receipt, if any such refund (or interest thereon) is received by EVI whether by payment, credit, offset or otherwise). If there is an adjustment to any such refund (or interest thereon), any payment or payments theretofore made between the parties hereto with respect to such refund (or interest thereon) pursuant to this Section 8(g)(2) shall be appropriately adjusted by means of a payment from EVI to Parker or Parker to EVI, as the case may be, within 15 calendar days after such adjustment.

         (h) NATURE OF PAYMENTS. Any payment from Parker to EVI pursuant to this Section 8 shall be treated for Tax purposes as an increase in the purchase price and any payment from EVI to Parker pursuant to this Section 8 shall be treated for Tax purposes as a reduction in the purchase price.

         9.      TERMINATION.

         (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

                 (1) Parker and EVI may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (2) EVI may terminate this Agreement at any time after January 31, 1997 if (A) Parker has not satisfied the condition precedent set forth in Section 6(a)(11), and (B) each other condition precedent set forth in Sections 6(a) (other than certificates or opinions to be delivered at Closing) shall have been satisfied.

                 (3) Parker may terminate this Agreement upon a material breach of any representation, warranty, covenant or agreement on the part of EVI set forth in this Agreement, or if any representation or warranty of EVI shall have become untrue, in either case such that the conditions set forth in Sections 6(a)(1) or Section 6(a)(2) herein, as the case may be, would be incapable of being satisfied by February 28, 1997; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9(a)(3).

                 (4) EVI may terminate this Agreement, upon a material breach of any representation, warranty, covenant or agreement on the part of Parker set forth in this Agreement, or if any representation or warranty of Parker shall have become untrue, in either case such that the conditions set forth in Section 6(b)(1) or Section 6(b)(2) herein, as the case may be, would be incapable of being satisfied by February 28, 1997; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9(a)(4).

                 (5) Parker or EVI may terminate this Agreement, if there shall be any order which is final and nonappealable preventing the consummation of the transactions contemplated hereby, except if the party relying on such order to terminate this Agreement has not complied with its obligations under Section 4(b) herein.

                 (6) Parker or EVI may terminate this Agreement, if the Closing shall not have been consummated before February 28, 1997.

         (b) EFFECT OF TERMINATION. Except as provided in Section 9(c), if any Party terminates this Agreement pursuant to Section 9(a), all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party, except that nothing herein shall relieve any party from liability for any breach of this Agreement and any termination shall not be deemed to be a waiver of any applicable remedy for such breach.

         (c) TERMINATION FOR FAILURE TO OBTAIN FINANCING. If EVI terminates this Agreement in accordance with its rights under Section 9(a)(2), Parker will pay EVI an amount equal to $6,250,000 in cash, by wire transfer, within five Business Days of such termination.

         10.     MISCELLANEOUS.

         (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Parker and EVI; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use all reasonable efforts to advise the other Party prior to making the disclosure).

         (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto; provided, however, that Parker may assign its rights hereunder to any of its affiliates, but such assignment shall not relieve Parker of any of its obligations hereunder.

         (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be sent by (i) personal delivery (including courier service), (ii) telecopier during normal business hours to the number indicated (followed promptly by mail), or (iii) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (any communication shall be deemed given upon receipt):

                 IF TO EVI:

                 Energy Ventures, Inc.
                 5 Post Oak Park, Suite 1760
                 Houston, Texas 77027
                 Attention: Bernard J. Duroc-Danner
                 Telecopier No.:  (713) 297-8488

                 WITH A COPY TO:

                 Fulbright & Jaworski L.L.P.
                 1301 McKinney St., Suite 5100
                 Houston, Texas  77010
                 Attention:  Curtis W. Huff
                 Telecopier No.:  (713) 651-5246

                 IF TO PARKER:

                 Parker Drilling Company
                 Eight East Third Street
                 Tulsa, Oklahoma 74103
                 Attention: Robert L. Parker Jr.
                 Telecopier No.: (918) 631-1253

                 WITH A COPY TO:

                 Vinson & Elkins L.L.P.
                 1001 Fannin, Suite 2300
                 Houston, Texas 77002
                 Attention:  T. Mark Kelly or Keith R. Fullenweider
                 Telecopier:  (713) 615-5855

Any Party may change its telecopier number or its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas without giving effect to any choice or conflict of Law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

         (h) AMENDMENTS AND WAIVERS. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party hereto. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (i) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (j) EXPENSES. Except as otherwise provided in Section 9, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (k) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (l) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (m) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement shall be specifically enforceable and the parties hereto hereby waive any defense to such a proceeding in equity that monetary damages are sufficient.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    PARKER DRILLING COMPANY


                                    By:  /s/ ROBERT L. PARKER
                                       ---------------------------------------
                                    Name: Robert L. Parker
                                         -------------------------------------
                                    Title: Chairman
                                          ------------------------------------


                                    ENERGY VENTURES, INC.


                                    By: /s/ BERNARD J. DUROC-DANNER
                                       ---------------------------------------
                                    Name: Bernard J. Duroc-Danner
                                         -------------------------------------
                                    Title: Chief Executive Officer
                                          ------------------------------------

         As permitted by Item 601(b)(2) of Regulation S-K, the Company has not filed any schedules or exhibits with this Exhibit No. 2.1. Listed below is a brief description of the omitted exhibits and schedules. The Company agrees to furnish supplementally a copy of any of such omitted exhibits and schedules to the Commission upon request.


Schedules

2(a)     Organization and Good Standings
2(b)     Governmental Approvals Needed
2(c)     List of Directors and Officers of Mallard and its subsidiaries
2(d)     List of Mallard's Subsidiaries
2(e)     Unaudited Consolidated Financial Statements of Mallard
2(f)     Subsequent Events of Mallard
2(g)     Legal Compliance
2(h)     Title to Properties
2(j)     Tangible Assets of Mallard
2(k)     Mallard's Contracts
2(l)     Insurance of Mallard
2(m)     Litigation involving Mallard
2(n)     Employee Benefit Matters
2(o)     Tax Matters
2(q)     Real Property owned by Mallard
2(r)     Leases of Mallard
2(s)     Environmental Matters
2(t)     Receivables of Mallard
4(i)     Contributed Assets to Mallard
4(l)     Rig Upgrades
6(b)     Releases of Guarantees and Obligations
7(b)     Indemnification of Parker


Exhibits

A        Definitions
B        Form of Certificate of Designation of Series D Convertible Preferred
         Stock
C        Schedules
D        Form of Registration Rights Agreement
E        Form of Opinion of Fulbright & Jaworski L.L.P.
F        Form of Opinion of Vinson & Elkins, L.L.P.